Exhibit 99.1

Contact: Sunset Financial Resources George Deehan President, Chief Operating Officer 904-425-4353 gdeehan@sfous.com	Investors: KCSA Worldwide Jeffrey Goldberger / Michael Cimini 212.896.1249 / 212.896.1233 jgoldberger@kcsa.com mcimini@kcsa.com

SUNSET FINANCIAL WINS STOCKHOLDER LAWSUIT

Court Finds Bylaw Amendments Valid

JACKSONVILLE, Florida – March 10, 2006 – Sunset Financial Resources, Inc. (NYSE: SFO), announced today that it has won a lawsuit brought by Western Investment Hedged Partners LP and certain other stockholders, who were seeking to nullify certain bylaw amendments adopted by Sunset’s Board of Directors.

On March 7, 2006, the Circuit Court of Baltimore, Maryland, granted Sunset’s motion for summary judgment. The court found the enactment of Sunset’s bylaw amendments to be valid as a matter of law. The shareholders alleged that the amendments were adopted for the purpose of interfering with their efforts to remove and replace Sunset’s board. The court stated, among other things, that it “does not view the board’s actions as creating unfair obstacles to the exercise of plaintiffs’ shareholder rights,” and that Sunset’s directors “acted in good faith.”

George Deehan, President and Chief Executive Officer of Sunset stated, “I am pleased that the court upheld the amendments made to the Company’s bylaws, which we believe are in the best interests of Sunset stockholders. We are delighted to have this litigation behind us.”

About Sunset Financial Resources

Sunset Financial Resources, Inc. is a self-managed real estate investment trust (REIT) that went public on March 17, 2004. Sunset Financial Resources seeks to deliver attractive dividend income and steady growth to its shareholders through the acquisition and management of a portfolio of high quality residential mortgage loans and well secured commercial mortgage bridge loans in the United States.

Certain statements in this news release may constitute “forward-looking statements” within the meaning of the federal securities laws and involve risks, uncertainties and other factors, which may cause the actual performance of Sunset Financial Resources, Inc. to be materially different from the performance expressed or implied by such statements. These risks include the failure of the Company to successfully execute its business plan, gain access to additional financing, the availability of additional loan portfolios for future acquisition, continued qualification as a REIT, the cost of capital, as well as the additional risks and uncertainties detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.

###